UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2008
Date of Report (Date of earliest event reported)

APPLIED BIOSYSTEMS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-04389	06-1534213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Merritt 7 Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)
(203) 840-2000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01       Completion of Acquisition or Disposition of Assets.

On November 21, 2008, Applied Biosystems Inc. (the “Company”) completed its previously announced Merger (as defined below) with Invitrogen Corporation (“Invitrogen”) pursuant to the Agreement and Plan of Merger, dated as of June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, and by Amendment No. 2 thereto, dated as of October 15, 2008 (as amended, the “Merger Agreement”), by and among the Company, Invitrogen, Atom Acquisition, LLC, a direct wholly-owned subsidiary of Invitrogen (“Acquisition Sub”), and Atom Acquisition Corporation, a direct wholly-owned subsidiary of Acquisition Sub and an indirect wholly-owned subsidiary of Invitrogen (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, (1) Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Acquisition Sub and an indirect wholly-owned subsidiary of Invitrogen, and (2) immediately thereafter, the Company, as the surviving corporation in the first merger, merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving company and a direct wholly-owned subsidiary of Invitrogen (together, the “Merger”).  In connection with the Merger, Invitrogen changed its name (the “Name Change”) to Life Technologies Corporation (“Life Technologies”).

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s common stock, par value $.01 per share (the “Company Common Stock”), automatically was converted into the right to receive, at the election of each respective stockholder, either (1)  $17.10 in cash and 0.4543 of a share of Invitrogen’s common stock, par value $.01 per share, (2) $38.00 in cash or (3) 0.8261 shares of Invitrogen’s common stock.  Stockholders who elected to receive cash merger consideration were subject to proration due to the cash election being oversubscribed.  In addition, to the extent that a holder’s shares of Company Common Stock were converted into the right to receive any portion of the merger consideration in the form of shares of Invitrogen common stock, the holder’s shares were also converted into the right to receive, in addition, an amount in cash without interest equal to the product of (x) the portion of a share of the Invitrogen common stock which such holder’s shares have been converted into the right to receive multiplied by (y) $2.31.  In addition, (1) all Company options vested and became fully exercisable and were converted into options to purchase shares of Invitrogen common stock, (2) shares of Company restricted stock became fully vested and were treated as shares electing to receive cash and Invitrogen shares (“Mixed Consideration Electing Shares”), (3) restricted stock units of the Company became fully vested, settled in shares of Company Common Stock and were treated as Mixed Consideration Electing Shares, and (4) each outstanding right to receive shares of Company Common Stock pursuant to a stock unit award fully vested and was settled in shares of Company Common Stock.

The foregoing description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement and the amendments thereto, which were filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed on June 23, 2008, Exhibit 2.1 to the Company’s Current

Report on Form 8-K filed on September 10, 2008, and Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 15, 2008, and are incorporated herein by reference.

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 21, 2008, the Company confirmed with the New York Stock Exchange (the “NYSE”) that the Merger has been consummated and representatives of the Company requested that the class of shares of Company Common Stock and Rights to Purchase Series A Participating Preferred Stock, par value $.01 per Share (the “Rights”) of the Company be removed from listing on the NYSE.  In connection with such notification and request, the NYSE indicated that it would file with the SEC notifications on Form 25 to remove shares of Company Common Stock and the Rights from listing on the NYSE and from registration under Section 12(b) of the Securities Exchange Act of 1934. The NYSE filed such notifications on Form 25 on November 26, 2008.

Item 3.03       Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 and Item 3.01 above is incorporated by reference into this Item 5.01.

Item 5.01       Changes in Control of Registrant.

The information set forth in Item 2.01 above is incorporated by reference into this Item 5.01.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Effective Time, each of the executive officers of the Company has ceased to hold his or her respective position with the Company and each of the members of the Company's Board of Directors retired from his or her position as a director of the Company.  Three of the former directors of the Company - George F. Adam, Arnold J. Levine and William H. Longfield - were appointed to the Board of Directors of Life Technologies and Mark P. Stevenson, who served as President and Chief Operating Officer of the Company prior to the Merger, has been named President and Chief Operating Officer of Life Technologies.

Item 8.01.      Other Events.

On November 21, 2008, Life Technologies (formerly Invitrogen Corporation) issued a press release, a copy of which is attached hereto as Exhibit 99 and incorporated herein by reference, announcing the consummation of the Merger with the Company and the Name Change.

Item 9.01.      Financial Statement and Exhibits.

(d)           Exhibits.

The following exhibits are filed with this Report:

Exhibit No.	Description
99	Press Release, dated November 21, 2008, issued by Life Technologies Corporation (formerly Invitrogen Corporation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED BIOSYSTEMS, LLC
(as successor to Applied Biosystems Inc.)

By:	/s/ Joseph W. Secondine, Jr.
Joseph W. Secondine, Jr.
Assistant Secretary

Date: November 26, 2008

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release, dated November 21, 2008, issued by Life Technologies Corporation (formerly Invitrogen Corporation)